Exhibit 10.57

Guaranty Contract of Maximum Amount (Credit Facility)

No. (2006) Zhen Zhong Yin Si Bao E Zi 0184

Guarantor: (hereinafter referred to as “Party A”) Xiangqian Li
Identification No: 620105196808081078
Legal Representative:
Address:
Telephone No:

Creditor: (hereinafter referred to as “Party B”) Shenzhen Branch, Bank of China
People in Charge: Yongkuan Duan
Address: International Finance Building, 2022 Jianshe Road, Luohu, Shenzhen
Telephone No: 0755-28922667

Upon the request of the applicant for credit facility, namely, Shenzhen BAK Battery Co., Ltd (hereinafter referred to as the “Applicant”), Party A undertakes to voluntarily provide guaranty for the indebtedness under the Credit Facility Agreement entered into by the Applicant in order that the Applicant can obtain the credit facility from Party B. Party A also approves all terms of the Credit Facility Agreement for which he guarantees, including division of credit lines within the total credit facility. In order to clarify both party’s rights and liabilities, Party A and Party B have reached the following agreement under the friendly negotiation.

I. The Maximum Amount of Guaranteed Credit Facility
This Agreement is executed to guarantee the sum of the balance of creditor’s right of the credit facility (or the equivalent amount in foreign currency) under the Credit Facility Agreement (2006) Zhen Zhong Yin E Xie Zi No. 000177, which is effective from August 31, 2006 to August 31, 2007, but such sum shall not exceed RMB 500,000,000.00.

II. Scope of Guaranty
1.	All the balance of the creditor’s rights in every single credit facility under the aforesaid Credit Facility Agreement.
2.	All the balance of the loan principal, interest (including the compound interest, penalty interest), and commission fee and so on under the aforesaid Credit Facility Agreement.
3.	The Applicant shall pay the total of compensation, undertaking fee and so on for breach of contract.
4.	All the related expenses borne by the Creditor in realizing its creditor’s rights.

III. Method of Guaranty
Party A shall bear joint and several liability for the indebtedness of every single loan under the aforesaid Credit Facility Agreement within the aforesaid scope of guaranty.

IV. Guaranty Period
The guaranty period under this Contract shall be from the effective date of this Contract to two years after the expiry date of all loans under the aforesaid Credit Facility Agreement. In case that the term of any of Credit Facility has been extended, the guaranty period would be extended to two years after the expiry date of the extended period.

V. The Relationship between this Contract and the Guaranteed Credit Facility Agreement and its Supplementary Credit Facility Agreement.
If any of the Credit Facility Application provided by the Applicant to Party B under the aforesaid Credit Facility Agreement specially stipulates that the guaranty in this Contract shall be applied for the Credit Facility Application, Party A shall unconditionally bear the joint and several liability for such a loan.

VI. Continuity of Guaranty
The liabilities under this Contract shall persist and shall not be affected by Party A or the Applicant’s division, merge, restructuring, alterations, shareholding reform and the change of subordination relationships.

VII. Undertaking of Guaranty
In case of any breach of this Contract or the Credit Facility Agreement guaranteed by this Contract, Party B has the right to require Party A to undertake his guaranty liability under this Contract and it can deduct the fee directly from any accounts opened by Party B.

If, for reasons of business operation, Party B needs to authorize any institutions supervised by Shenzhen Branch, Bank of China (including branch bank and sub-branch bank) to perform the aforesaid Credit Facility Agreement or division of credit lines guaranteed by this Contract, Party A shall approve such authorizations and take it as Party B performing its obligations. At the same time, Party A shall bear the same joint and several liability for Party B.

VIII. Effectiveness
This Contract shall be effective independently from the Credit Facility Agreement it guaranteed and any other legal documents. The invalidity of the Credit Facility Agreement and its supplementary legal documents shall not affect the validity of this Contract.

Special statement of Party A: Except for the purpose of increasing the principal amount of credit facility, the modification of the Credit Facility Agreement guaranteed by this Contract between Party B and the Applicant does not need the approval from Party A. The aforesaid modification shall not affect Party A’s obligation to perform his liabilities under this Contract; in case that Party B and the Applicant are carrying out the credit facility business of reducing (exempting) the guaranty bond, opening a letter of credit, inward negotiate, guaranty of taking delivery etc, Party B has the right to require the Applicant to transfer the rights and benefits or make a pledge commitment regarding the credit facility business in order to regulate the Applicant and protect Party B’s deserved rights and benefits. However, whether or not the aforesaid transfer of rights and benefits or pledge commitment is stated, valid or enforceable, or the terms of letter of credit are modified, or whether the Applicant accepts any discrepancies in the bills under the letter of credit, so that Party B is caused to pay, in all cases it shall not affect Party A’s performance of liabilities under this Contract. Party A cannot discharge its guaranty obligations to Party B now or in the future and shall undertake the same guaranty responsibilities.

IX. Rights and Obligations
1

During the guaranty period, Party B has the right to supervise and check the property status and the financial status of Party A and has the right to require Party A to provide the documents to demonstrate his operation status and income status. Party A shall provide such documents promptly, accurately and completely;

2	Party A has the responsibility to inform Party B in writing under the following circumstances:
1)

Any breach of the Loan Contract, the Credit Facility Agreement and the Credit Facility Contract, Guaranty Contract which is signed by Party A and Bank of China and its departments or branches, other banks, non-banking financial institutions and any breach of the Credit Facility Contract, Guaranty Contract or any other Credit Facility Contract which are signed by other creditors;

2)

Any change of the membership structure of Party A, main business scope, alterations of directors of board and senior management staff, modification of Contract of Equity Joint Venture and Articles of Associations and adjustment of internal organization;

	3)	Material violation of principles, law or compensation claims relating to Party A or Party A’s chief leader;
	4)	Serious difficulties occurring in Party A’s management and the deterioration of financial situation;
	5)	Party A has already undertaken or would undertake any indebtedness, possible indebtedness or mortgage, pledge to the third party;
	6)	Any litigation or arbitration arising from the disputes of Party A’s material creditor’s rights and indebtedness;
	7)	The change of Party A’s contact address;
	8)	Other situations which might affect Party A’s financial status or the ability to repay indebtedness.
3	Party A shall obtain Party B’s written approval in the following circumstances:
	1)	Material changes in system, including reducing the registered capital in any forms, division, merge, restructuring, shareholding reform or cessation, dissolution, or suspension of business;

	2)	Material events concerning transfer of investment and assets;
	3)	Conducting the transactions regarding property and business rights by way of leasing, contracting, affiliation and custody;
	4)	Material change in shareholding of Party A by way of share adjustment or share transfer;
4.	Party A’s possible indebtedness shall not exceed its net capital and it shall not dispose of its fixed assets with the means which might affect its repayment ability within the period of the guaranty.
5.

Party A shall not require the Applicant to conduct a counter-guaranty with a property mortgage or pledge regarding Party A’s liabilities under this Guaranty Contract; if Party A and the Applicant sign a Counter-guaranty Agreement or any similar agreement regarding the guaranty liabilities under the Guaranty Contract, the guarantee can have his rights under the Counter-guaranty Agreement or any similar agreement only after he fully performs his guaranty liabilities under this Guaranty Contract.

X. Transfer of Rights and Liabilities
Party A shall not transfer his rights and liabilities under this Guaranty Contract to the third party without Party B’s written permission.

XI. Breach of Contract
If either Party A does not perform his stipulated liabilities of Article IX of this Contract or the Applicant does not perform his stipulated liabilities under the Credit Facility Agreement, Party B has the right to take the following actions solely or simultaneously:

(1).	Requires Party A to rectify the breach evens in a required time;
(2).	Requires Party A to provide supplementary guaranty;
(3).	Requires Party A to undertake the guaranty responsibilities of loan already encumbered or the particular/some loans or deduct the fee directly from Party A’s account.

XII. Notarization
If this Contract needs to be notarized, the notarization fee shall be borne by Party A; once this Contract has been notarized, despite the reasons that cause Party A and/or the Applicant not to perform his liabilities, Party B has the right to apply directly for the obligatory execution.

XIII. Expenses
All expenses related to this Contract (including but not limited to the expenses of the evaluation, appraisal, registration, notarization etc) shall be paid or borne by Party A.

XIV. Modification, Supplementation and Explanation
(1).	Any modifications or supplementation of this Contract shall be made in writing and shall be an integral part of this Contract.
(2).

If any revisions of national laws or regulations which lead to any clause of this Contract become illegal or invalid, the legality and validity of other clauses of this Contract shall not be affected; the parties of this Contract shall cooperatively modify any illegal or invalid clauses promptly.

XV. Governing Laws and Dispute Settlements
The governing law for this Agreement shall be laws of People’s Republic of China.

Any arguments or disputes arising from the performance of this Agreement shall be settled by negotiation between the parties. In case that no settlement has been reached, the dispute shall be settled in the following (1) solution:

(1)	to be submitted to the People’s Court located in the region of Party B;
(2)	to be submitted to (/) Arbitration Committee. The arbitration shall be conducted according to the Committeee’s own arbitration rules.

XVI. Effectiveness
This Agreement shall come into effect when this Agreement has been signed and stamped by the authorized persons of both parties.

XVII. Copies
There are three original copies of this Contract. Party A shall retain one copy and Party B shall retain one copy. All of these copies have the same legal force.

Party A (stamp): ______________________

Authorized Representative (signature/stamp): Xiangqian Li (seal)

Party B (stamp): ____(Seal of Bank of China, Shenzhen Branch)____________________

Authorized Representative (signature/stamp):    /s/ Wenhao Zhang

Date: 31 August 2006
Place: Shenzhen